FOR IMMEDIATE RELEASE
March 28, 2013

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Fourth Quarter and Full Year 2012 Results

CARLSBAD, Calif., March 28, 2013 — NTN Buzztime, Inc. (NYSE MKT: NTN) today announced results for the fourth quarter and year ended December 31, 2012.

“In the fourth quarter, we were able to get our costs in line with revenues, generate a profit and increase our cash position.  Since then, we also put in place the leadership necessary in both sales and marketing with the addition of Barry Chandler as our Chief Marketing Officer and Kirk Nagamine as our Chief Revenue Officer, allowing us to solidify the Company’s vision and strategic plan by sharpening our product and launch plan,” said Jeff Berg, the Company’s interim CEO.

“The revamp of the product and technology platform to provide much more ROI to our customers is in the midst of rapid development.  The first tangible indication of this can be seen in the successful pilot launch of one of our new products with encouraging data showing key engagement metrics, such as visits, gameplay and registration rates, up anywhere from 50% to well over 1,000%+.  We have a lot of work to do over the next few quarters, but we are excited about our product and market positioning,” added Mr. Berg.

Results for the Fourth Quarter Ended December 31, 2012

Revenues for the fourth quarter of 2012 were $5.9 million, compared to revenues of $6.1 million for the same period of 2011.  The 3% decrease in revenue was primarily the result of lower average site count, offset by revenue generated from the Stump! Trivia business we acquired in October 2011.

The Company ended the fourth quarter of 2012 with 3,638 subscribing venues, compared to 3,932 at December 31, 2011.  During the fourth quarter of 2012, installations were lower at 100 compared with 254 in the same quarter last year, and terminations were lower at 201 compared to 232.  Customer churn was 5.4% for the quarter, a slight improvement from 5.9% in the prior year period.

Gross margin as a percentage of revenue remained relatively flat at 75% in the fourth quarter of 2012, compared to 74% in the fourth quarter of 2011.

Selling, general and administrative expenses decreased 25%, to $3.8 million for the fourth quarter of 2012 from $5.1 million for the same period in 2011.  The $1.3 million decrease in selling, general and administrative expenses was primarily due to a decrease in payroll and related expenses resulting from a reorganization that took place during the second quarter of 2012 and a reversal of an accrued liability due to the favorable outcome of a sales tax assessment.

Net income for the fourth quarter of 2012 was $0.6 million, or $0.01 per share, compared to net loss of $1.0 million or $0.02 per share in the same period a year ago.

Results for the Fiscal Year Ended December 31, 2012

Revenues for 2012 were $24.1 million for the fiscal year ended December 31, 2012, compared to revenue of $23.9 million for the prior year.

For the full year of 2012, installations were lower by approximately 40%; however, terminations were also lower by approximately 11% compared with the full year of 2011.  Customer churn was 23.7% for 2012, an improvement from 25.7% in the prior year.

Gross margin as a percentage of revenue decreased to 74% for the year ended December 31, 2012 compared to 76% in the prior year.

Selling, general and administrative expenses decreased 11% to $18.2 million for the year ended December 31, 2012 from $20.4 million for the prior year period.  The decrease in selling, general and administrative expenses was primarily due to a decrease in payroll and related expenses resulting from a reorganization that took place in the second quarter of 2012 and the reversal of an accrued liability resulting from the favorable outcome of a sales tax assessment.

Net loss for the full year of 2012 was $1.0 million, or $0.01 per share, compared to net loss of $3.4 million or $0.06 per share in the same period a year ago.

Conference Call

Management will review these results in a conference call today, March 28, 2013, at 4:30 p.m. ET.

To access the conference call, please dial (877) 790-8271, if calling from the United States or Canada, or (954) 320-7648, if calling internationally, and use passcode 26770514.  A replay of the call will be available until April 4, 2013, which can be accessed by dialing (855) 859-2056, if calling from the United States or Canada, or (404) 537-3406, if calling internationally. Please use passcode 26770514 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About Buzztime

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by approximately 3,600 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools. With over three million registrations on the Buzztime platform and more than 52 million games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants can turn casual visitors into regulars, and give guests a reason to stay longer. For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about our the Company’s vision and strategic plan, our product and launch plan, ROI to our customers, rapid development, product pilot launch, number of visits, gameplay and registration rates, other benefits of our products and services and the number of locations, players and games.  These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of unsuccessful execution of plans and development, the impact of alternative entertainment options and technologies and competitive products and pricing, adverse economic conditions, failure of customer and/or player demand, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

 (financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except par value amount)

	December 31,
ASSETS	2012	2011
Current Assets:
Cash and cash equivalents	$2,721	$1,374
Restricted cash	—	50
Accounts receivable, net	610	750
Prepaid expenses and other current assets	898	624

Total current assets	4,229	2,798
Broadcast equipment and fixed assets, net	3,783	4,255
Software development costs, net	1,980	1,320
Deferred costs	600	1,132
Goodwill	1,265	1,236
Intangible assets, net	579	845
Other assets	220	61

Total assets	$12,656	$11,647

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$549	$528
Accrued compensation	598	757
Accrued expenses	538	801
Sales taxes payable	197	764
Income taxes payable	79	77
Obligations under capital leases—current portion	100	286
Deferred revenue	919	463
Other current liabilities	408	192

Total current liabilities	3,388	3,868
Obligations under capital leases, excluding current portion	67	164
Deferred revenue, excluding current portion	188	186
Deferred rent	949	756
Other liabilities	170	323

Total liabilities	4,762	5,297
Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $156 liquidation preference, 5,000 shares authorized; 156 and 161 shares issued and outstanding at December 31, 2012 and 2011, respectively	1	1
Common stock, $.005 par value, 84,000 shares authorized; 71,123 and 60,927 shares issued and outstanding at December 31, 2012 and 2011, respectively	355	305
Treasury stock, at cost, 503 shares at December 31, 2012 and 2011	(456)	(456)
Additional paid-in capital	118,956	116,497
Accumulated deficit	(111,730)	(110,719)
Accumulated other comprehensive income	768	722

Total shareholders’ equity	7,894	6,350

Total liabilities and shareholders’ equity	$12,656	$11,647

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
 (In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues	$5,933	$6,104	$24,064	$23,870

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,467	1,563	6,157	5,807
Selling, general and administrative	3,806	5,062	18,248	20,448
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	181	387	721	891

Total operating expenses	5,454	7,012	25,126	27,146

Operating income (loss)	479	(908)	(1,062)	(3,276)
Other income (expense):
Interest income	1	—	3	3
Interest expense	(8)	(13)	(44)	(52)
Other income (expense)	48	(3)	25	69

Total other income (expense)	41	(16)	(16)	20

Income (loss) before income taxes	520	(924)	(1,078)	(3,256)
Benefit (provision) for income taxes	109	(115)	83	(163)

Net income (loss)	$629	$(1,039)	$(995)	$(3,419)

Net income (loss) income per common share – basic	$0.01	$(0.02)	$(0.01)	$(0.06)

Net income (loss) income per common share – diluted	$0.01	$(0.02)	$(0.01)	$(0.06)

Weighted average shares outstanding - basic	70,594	60,424	69,040	60,402

Weighted average shares outstanding - diluted	71,338	60,424	69,040	60,402

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONSOLIDATED CASH FLOW DATA
(Unaudited)
(In thousands)

	Twelve months ended December 31,
	2012	2011
Cash flows provided by operating activities:
Net loss	$(995)	$(3,419)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,879	3,260
Provision for doubtful accounts	119	5
Stock-based compensation	185	332
Loss on sales of securities available-for-sale	—	30
Loss from disposition of equipment and capitalized software	15	166
Changes in assets and liabilities:
Accounts receivable	21	(204)
Prepaid expenses and other assets	(432)	(58)
Accounts payable and accrued liabilities	(821)	494
Income taxes payable	2	70
Deferred costs	532	(293)
Deferred revenue	458	4
Deferred rent	193	187

Net cash provided by operating activities	2,156	574
Cash flows used in investing activities:
Capital expenditures	(1,226)	(1,594)
Software development expenditures	(1,441)	(1,080)
Proceeds from sale of securities available-for-sale	—	134
Acquisitions, net of cash acquired	(160)	(200)
Changes in restricted cash	50	(50)

Net cash used in investing activities	(2,777)	(2,790)
Cash flows provided by (used in) financing activities:
Principal payments on capital leases	(318)	(446)
Proceeds from note payable	—	123
Payments on note payable	(39)	(13)
Proceeds from exercise of stock options	—	36
Proceeds from rights offering, net	2,310	—
Tax withholding related to net-share settlements of restricted stock units	(1)	—

Net cash provided by (used in) financing activities	1,952	(300)

Net increase (decrease) in cash and cash equivalents	1,331	(2,516)

Effect of exchange rate on cash	16	(16)

Cash and cash equivalents at beginning of period	1,374	3,906

Cash and cash equivalents at end of period	$2,721	$1,374